Exhibit 99.3


                             HEADWATERS INCORPORATED
                              INCENTIVE BONUS PLAN
                            Effective 1 October 2003


1.       PURPOSE

         The purpose of this Incentive Bonus Plan is to promote the success of Headwaters Incorporated and Headwaters' subsidiaries, by providing financial incentive for employees to strive for more effective operation of the business through ongoing development and use of their knowledge, skill, ingenuity, resourcefulness and industry. The Plan provides that annual Awards may be made to employees who are responsible for successful operation and management of the Company.

2.       DEFINITIONS

         The following definitions shall be applicable throughout the Plan:

         (a) "Award" means the total dollar amount that may be paid to a Participant following a given Performance Year.

         (b) "Base Compensation" means the annualized W2 wages of a Participant determined on the last day of a Performance Year.

         (c)      "Board" means the Board of Directors of Headwaters
                  Incorporated

         (d) "Bonus Percent" means the percentages associated with each Participant based on position, responsibility, and other factors, listed on the appropriate Participation Schedule as defined on Schedule 1.

         (e) "Business Unit" means the businesses, subsidiaries, or units thereof, identified on Schedule 1.

         (f)      "Change in Control" means:

                  (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

                  (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

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Incentive Bonus Plan


                  (iii) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iii), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

         A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

         (g) "Committee" means the Headwaters' Compensation Committee, or such other committee comprised of members of the Board designated by the Board to oversee the Plan.

         (h) "Company" means collectively Headwaters Incorporated and certain subsidiaries named on Schedule 1.

         (i) "Completion Factor" means the percentage completion of IBO and EIBO commitments of the Participants. The Completion Factor of an EIBO can exceed the original percent allocated to the EIBO if the Participant exceeds the original performance agreed to in the EIBO. The incremental Completion Factor for an EIBO shall be the product of the appropriate EBITDA Factor multiplied by the appropriate Percent Factor, based on the following table:

                  Increase in              EBITDA  Increase in EBIDA    Percent
                  EBITDA                   Factor  as a % of EIBO Goal   Factor
                  ------                   ------  -------------------   ------
                  (Dollars in Thousands)

                  $0 to 100                 10%       0 to 5%              10%
                  101 to 200                20%       5.01% to 10%         12.5%
                  201 to 300                30%       10.1% to 15%         15%
                  301 to 400                40%       15.1% to 20%         17.5%
                  401 to 500                50%       20.1% to 25%         20.0%
                  501 to 600                60%       25.1% to 30%         22.5%
                  601 to 700                70%       30.1% to 35%         25.0%
                  701 to 800                80%       35.1% to 40%         27.5%
                  801 to 900                90%       40.1% to 45%         30.0%
                  $900 and higher          100%       45% and higher       32.5%

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         (j)      "Economic Individual Business Objective or EIBO" means an IBO that has been determined by the Chief Executive Officer to qualify as an IBO that has a direct relationship to EVA generation.

         (k) "EVA" means the net operating profit before taxes, as adjusted pursuant to items identified in Schedule 1, ("NOPAT"), less the average cost of capital employed by the Company during the Performance Year. In calculating EVA, license fees received from the Pace license escrow, to the extent that the distribution from the escrow causes Pace license revenues to exceed the Pace licensee budgeted amounts, will be excluded; likewise, proceeds received or damages incurred from a resolution of the A.J. Gallagher litigation will be excluded.

         (l) "EVA Multiplier" means that factor identified on the EVA Multiplier Table for the Company, associated with different levels of EVA obtained during the Performance Year that exceeds the Threshold EVA.

         (m) "Individual Business Objective or IBO" means the goals established by each Participant used to determine his/her Performance Adjustment Factor.

         (n) "Participant" means a full time employee of the Company, employed by the Company on the last day of a Performance Year and who otherwise meets the eligibility requirements for participation set forth in section 4.

         (o) "Performance Adjustment Factor or PAF" means the multiplier obtained by combining the completion factors from the IBO commitments of the Participants. The Performance Adjustment Factor can vary from 0% to greater than 100% depending upon the attainment of the Participant's IBOs.

         (p) "Performance Year" means a designated fiscal year of the Company during which Company and individual performance will be measured and Participant services will be rendered for which an Award may be granted.

         (q)      "Plan" means this Headwaters Incorporated Incentive Bonus
                  Plan.

         (r) "Chief Executive Officer" means the Chief Executive Officer of Headwaters Incorporated.

         (s) "Retrospective Review" means the formal report prepared annually which details the Company's, and the Participants' performance during the Performance Year and provides the basis for the Committee's determination of the Performance Adjustment Factor and Participant Awards.

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         (t)      "Threshold EVA" means the level of EVA performance below which there will be no Award.

3.       POWERS AND ADMINISTRATION

                  The Committee shall have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board. The Committee shall have the authority to determine the time or times when approved Participant Awards shall be paid each year; and the Committee shall determine Plan participation and Award amounts for Participant's pursuant to Section 6(a).

                  The Committee shall take whatever action is necessary in fulfilling the purposes and intent of the Plan. The Committee is authorized and empowered to interpret the terms and conditions of the Plan, to promulgate any rules, regulations and schedules of general applicability and to adopt such forms deemed necessary to carry out the purposes of the Plan. However, no such interpretation, rule or regulation shall be contrary to the clearly expressed provisions of the Plan.

                  The Committee may prescribe rules and procedures for the allocation of responsibilities among the agents appointed by the Committee for the performance of ministerial duties.


4.       ELIGIBILITY FOR PARTICIPATION

         (a) Those employees of the Company employed by the Company on the last day of the Performance Year who:

                  (i)      have achieved relevant Plan performance criteria;
                  (ii) are not otherwise eligible to receive regularized, periodic performance-based bonus compensation under some established plan of the Company or its business units or subsidiaries; and
                  (iii) are identified on Schedule I or are added to the Plan during the Performance Year.

         (b) Those employees of the Company who are eligible to participate are entitled to receive a copy of this Plan document.

         (c) Participation in a given Performance Year does not entitle participation in any subsequent Performance Year.

5.       CALCULATION OF AWARDS

         An Award shall be computed as follows:

         EVA Multiplier X Base Compensation X Bonus Percent X PAF

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6.       PARTICIPANT SELECTION AND AWARD DETERMINATION

         (a) Chief Executive Officer. Each year the Chief Executive Officer shall present to the Committee the list of Participants, their PAF and the computation of the proposed Award, and the Award amounts recommended for each Participant.

         (b) Committee. The Committee shall consider the Chief Executive Officer's report referred to in Section 6(a) and approve the total Awards to be granted for the Performance Year.

7.       INDIVIDUAL AWARDS

         (a) A Participant's Award shall be prorated based upon number of months of service in a given Performance Year or if the Participant is in different employment categories during a Performance year.

         (b) The actual Award granted to any individual Participant hereunder shall be based upon the Company's overall performance and individual performance considerations and shall be determined by the Committee, in its sole discretion.

         (c) No Award will be granted if the Company's overall performance is below Threshold EVA or if a Participant's individual performance is unsatisfactory, as determined by the Committee in its sole discretion, upon the recommendation of the Chief Executive Officer.

8.       FORM AND TIME OF PAYMENT

         (a) An Award shall be paid to the Participant in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the date on which all awards are approved by Committee.

         (b) If Banking applies to a Participant as shown on Schedule 1, then 50% of the amount of the Award that is in excess of the Award that would be computed if the EVA multiplier were 1, shall be withheld from payment. Payment of the withheld Award shall be made over the two years immediately subsequent to the Performance Plan Year (50% of the withheld year in the first subsequent year and 50% in the second subsequent year) if the Company reaches the Threshold EVA in the subsequent years. If the Company fails to achieve the Threshold EVA in the subsequent two years, the withheld amounts are forfeited. Any Banked Awards will be paid to a Participant upon the occurrence of (i) the Participant's retirement from the Company after reaching age 60; or (ii) a Change in Control of the Company.

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9.       RETIREMENT, TERMINATION, DISABILITY, INCOMPETENCY AND DEATH

         (a) In the event of the Participant's disability, incompetency or death, or retirement such Participant may receive an Award, prorated to the effective date of such event, at the sole discretion of the Committee. Any such prorated Award shall be determined and paid in accordance with the regular procedures of the Plan.

         (b) Should an Award be approved under Section 9(a), such Award shall be paid in cash, less applicable federal, state, local and FICA taxes, on the normal Award payout date to the Participant, or, in the event of the Participant's death, to the Participant's estate, or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such Award.

10.      NO RESERVE OR TRUST

         Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

11.      NO RIGHT TO ASSIGN

         No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

12.      NO EMPLOYMENT RIGHTS CONFERRED

         Nothing contained in the Plan or any Award shall confer upon any employee any right with respect to continuation of employment with the Company in any capacity or interfere in any way with the right of the Company to terminate an employee's employment at any time or guarantee any right of participation in any other employee benefit plan of the Company.

13.      SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

         The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If substantially all of the stock or assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with another corporation or

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         entity, then upon such event the Banked portion of any Awards shall be immediately payable to the Participants and all other obligations created hereunder shall be obligations of the acquirer or successor corporation or entity without the requirement of further action by the acquirer or successor corporation or entity.

14.      GOVERNING STATE LAW

         The provisions of this Plan shall be construed and administered in accordance with the laws of the State of Utah.

15.      AMENDMENT

         The Committee may from time to time amend, suspend, terminate or reinstate any or all of the provisions of the Plan. However, the Committee may not cancel awards, including any banked awards, payable on account of a completed Performance Year.

16.      EFFECTIVE DATE AND TERM OF THE PLAN

         The Plan shall become effective for the Performance Year commencing October 1, 2003 upon adoption by the Committee and shall remain in effect until such time as the Committee may terminate it.


         Approved by Committee:  23 October 2003



         /s/ Kirk A. Benson
         ----------------------------------
         Kirk A. Benson, Chairman & CEO

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